Exhibit 10.5

Agreement of Exclusive Purchasing Right

Hereinafter mentioned the agreement of exclusive purchasing right (Called “Agreement”) was signed at the District of Long Quan yi, Chengdu city, Sichuan province on, , 2020.

1. Chengdu Jiulin Technological Service Co., Ltd is one of the company of foreign investment enterprise registered in China. Address of Registration: No.1666, 5-5-3 D2 Building in the District of Economic-Technology Development. (“independent investment company of foreigner”)

2. ChunLing Mao	ID No.512925196903070049

3. HaiBo Bai	ID No.51292519780418335X

4. XueFeng Huang	ID No.512221197606137615

5. Sichuan Hengguang Insurance Agency Co., Ltd which is established as the limited company regarding the Chinese Law. The legal registered address: The District of Economic-Technology Development of Sichuan Chengdu. (District of Long Quan yi) No.1666 of Chenglong Road phase 2 (“the domestic capital company”)

Regarding the parties of the agreement, independent investment company of foreigner, domestic capital company and shareholders of personal will be called as the different parties.

Regarding the following:

1. The shareholders of personal owns 100% shares of the domestic capital company including shares and interest of 51% by ChunLing Mao, 30% by Haibo Bai and 19% by XueFeng Huang.

2. The independent investment company of foreigner and the domestic capital company signed the Exclusive Management Consulting and Service Agreement on , ,2020, at the same day, a series of brief agreement such as the loan agreement and the equity pledge agreement of shareholder was signed at the same day between the independent investment company and existing shareholders.

Hereinafter reach the agreement as following:

1. The Equity transaction

1.1 Authorized right

Irrevocably authorized the independent investment company has the right of purchasing shares from existing shareholders under the regulation of Chinese law regarding the Clause1.3 of this agreement described price and following the procedure process of independent investment company regulated or have the irrevocable exclusive right to purchase( partly or completely )the equity of current domestic capital company. There are no any party excluding the independent investment company and designed person shall enjoy the right to purchase equity. The domestic capital company hereby agrees that the existing shareholders grant the independent investment company such the right to purchase shares.

“The Person” was described in the paragraph of agreement means individual, the company, joint venture, partnership, enterprise and trust or none corporate organization.

1.2 The Steps of practice

The independent investment company shall exercise its right to purchase equity on their premise that it complies with the provisions of Chinese laws and regulations when practise the right to purchase shares. The independent investment company shall give the written notice to the existing shareholders (the “Notice of share purchase “), which shall be described as following：

(a) The independent investment company’s decision to exercise the right of purchase;

(b) The share of equity that the independent investment company plans to purchase from its existing shareholders. (“Target equity.”)

(c) Purchase day/ the date of equity transfer.

1.3 The purchase price of equity.

Unless assessment is required by the law, otherwise the Purchase price of target equity (“Equity Price”) should be the lowest price at the time of equity transferring regarding the Chinese laws and regulations. However, if the independent investment company and the existing shareholders have the extra agreement, it should be executed regarding to their extra agreement.

1.4 The target equity transferring

When the independent investment company execute their right to purchase shares:

(a) Existing shareholders should be responsible for calling on the meeting of domestic capital company hold the shareholders’ meeting on time Arrange to approve resolution of equity transferring from existing shareholders to independent investment company and/or designed person.

(b) Existing shareholders should sign the Equity transferring agreement with the independent investment company or designed person regarding the regulation notice of equity purchasing agreement.

(c) Relevant parties shall sign all of the required contracts agreements documents at the same time, they should achieve all of required approvals and agreement by government and further measures should be taken by all necessary actions without any security interest under the condition of transferring the effective ownership of the target equity to the independent investment company or the designated person making the independent investment company or the designated person become the resisted owner of the target equity. Regarding the purposes of this agreement and section clause, a “security interest” is including security, mortgage, rights or interest of the third party, the options, acquisition, pre-emptive right, right of set off, detention of the ownership or others guarantee arrangements etc. However, for the sake of clarity, it is not included any security interest arising under the equity pledge agreement. According to the equity pledge agreement, in order to make the existing shareholders guarantee domestic capital company pledged all equity of their share right to exclusive the management consultant service agreement, and all other obligations under the structural agreements, they pledge all of the equity in the domestic capital company to the independent investment company.

2. Equity commitment

2.1 The commitment of domestic capital company

In particular, domestic capital company are committed as following:

(a) Without the prior written consent of the independent investment company, it cannot be supplemented, changed or modified in any form of articles of association of the domestic capital company. Increase or decrease the registered capital and in other terms of changing its registered capital structure.

(b) To maintain good financial and commercial standards and management, to maintain the company’s procedures, and to conduct the business and conduct business prudently and effectively.

(c) If there is not received the prior written consent of the independent investment company, the domestic capital company will not sell, transfer, pledge or dispose of any assets, business, lawful income or beneficial interest and allow any other forms of security interest to be created at any time after the date of this agreement was signed.

(d) If there is not received the prior written consent of the independent investment company, the domestic capital company will not create, inherit, secure or permit the existence of any indebtedness, but (I) debt arising in the normal or ordinary course of business rather than by way of borrowing; and (II) Except for debts disclosed to the independent legal enterprise investment and agreed in writing by the independent legal enterprise investment. If there is not received the prior written consent of the independent investment company, any loan or credit will not be granted to any person by the domestic capital company.

(e) In the course of business operation, it has maintained the asset value of the domestic capital company does not conduct any activities that may affect its operation and asset value

(f) If there is not the prior written consent of independent investment company, any type of important contract won’t be allowed to signed. It’s not including the normal business contract (for example, the value of a contract is above RMB 100,000- will be called the important contract.

(g) Without the prior written consent of independent investment company, any type of loan or credit shall not be provided to any person.

(h) At the request of the independent investment company, the domestic capital company shall provide all information about the operation and financial status of the domestic company.

(i) The insurance that the company buys and maintains from the insurance company accepted by the independent legal enterprise investment. For this reason, the amount and type of insurance should be the same as that of operating similar businesses and owning similar assets in the same region. The amount insured will be maintained by the company. It is consistent with the insurance type.

(j) If there is not the prior written consent of independent investment company, Merge with or associate with or acquire or invest in any person will not be allowed.

(k) Inform the independent legal enterprise investment immediately of the occurrence or potential occurrence litigation and arbitration administrative procedures related to assets business and income of domestic investment company.

(l) In order to maintain the ownership of all assets of the domestic company, sign all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate charges, and make necessary and appropriate defences to all negotiations.

(m) Domestic Investment Company shall not distribute dividends in any form with prior written consent to an existing shareholder by the independent legal enterprise investment. However, upon the independent legal enterprise investment’s request, all its attributable profits shall be immediately distributed to the existing shareholders.

(n) Regarding the requirement of the independent legal enterprise investment, It appointment that any person appointed by the independent legal enterprise investment is a director of the domestic company.

2.2 The commitment from the shareholders of the company.

Existing shareholders make the commitment as following:

(a) If there is not the prior written consent of independent investment company, the memorandum of association of company shall not be supplemented, altered or modified in any form of Increasing or decreasing the articles of association registered capital of the domestic capital company or the registered capital structure of the company could be changed in any other ways .

(b) If there is not the prior written consent of independent investment company, please don’t sell, transfer, mortgage or dispose of the ownership or beneficial interest of any equity at any time from the date of this agreement signed, or to permit the creation of any other security interest on it, but not including the pledge on the equity of the domestic capital company pursuant to the equity pledge agreement;

(c) If there is not the prior written consent of independent investment company, won’t approve domestic companies to merge or combine with any person, or acquire any person or make investment to any person;

(d) Must inform promptly the independent investment company anything regarding to will happen or may happen such as the litigation, arbitration or administrative procedure of its equity.

(e) Urge the general board meeting of shareholders of domestic capital company to vote and agree the transfer of the target equity specified in this agreement.

(f) To keep the ownership of target equity signature all of the necessary and appropriate documents or actively take all necessary measures and appropriate action or make all necessary or appropriate charges to make necessary and proper defenses against all directors.

(g) According to the requirements of the independent investment company, any person appointed by the independent investment company should take up the posted of director of domestic capital company.

(h) Regarding to the requirements of the independent investment company, it should transfer its equity and give up its shares to the independent investment company or its designated representative at any time unconditional and immediately waive of the pre-emption rights should be enjoyed by the existing shareholders, carrying out the aforesaid equity transferring to others shareholders.

(i) Strictly comply with all provisions of this agreement or other contracts entered into jointly or separately by the existing shareholders of the independent investment company and domestic capital company.

Making faithfully perform all of obligations under such contract and do not perform any action/omission action which may affect the validity and enforce capability of such contracts.

3. The statement and guarantee from the existing shareholders and china Investment company

Shareholder of china Investment Company on the date of this agreement signature and the date of transferring right of each shareholder. Independent investment company and individually make statements and warranties as following:

3.1 Having the right to sign and exchange this agreement, In terms of this agreement and each assignment of agreement it is signed which is a party will be constitute acting as legal, valid and binding its obligation and it can be regulated in accordance with the terms of reinforcement.

3.2 Whether the signing of this agreement or any assignment agreement and delivery still under this agreement or any assignment agreement performance of obligation will be impossible to:

(i)Result in violation of any relevant Chinese laws.

(ii)Conflict with articles of agreement or other organizational documents.

(iii)Lead to the violation such as one side or any contract or document bounded on it and constitute a discriminating party or any violation under the contract or document to which it is bound.

(iv) Lead to the violation of the relevant law grant of any license and granted approval or any conditions.

(v)Lead to the termination of any license and approval or any additional conditions.

3.3 Existing shareholders have good and marketable ownership of all assets and some shareholders have not set up any security right in the above assets.

3.4 China investment company has no outstanding debt except for.

(i)Debt incurred in the normal course of its business.

(ii)Disclosed to china investment company except for the debts which was the written consent by the independent investment company.

3.5 CIC (domestic capital company) shall comply with all applicable laws and regulations.

3.6 There are not ongoing or pending projects which are not associated with domestic capital company, company assets or the company related litigation arbitration and administrative procedures.

4. Confidentiality.

The parties acknowledge and confirm any obligations exchanged between them in connection with this agreement in terms of any oral or written information is confidential.

Response of all parties such information shall be kept confidential without the written consent of the other party disclosure any relevant information with the exception of following: (a) Such information known or to be known by the public, but it will not by one of the receiving parties to disclose the public without authorization. (b) Applicable laws or regulations Information to be disclosed. (c) In connection with the transactions described in this agreement, either party, which need to be disclosed to their legal or financial advisers, and the legal financial adviser is also required to comply with a confidentiality obligation similar to this clause, such as the staff of either party. This Agreement shall be liable for breach of contract, regardless of the termination of this Agreement for any reason but this clause will still keep in force.

5. Taking effect into force and period of validity.

Agreement signed with all parties the agreement shall come into force on the date of the agreement and shall be valid for 10 years, at the option of independent investment company, it can be extended for another 10 years.

6. Termination

6.1 Termination at maturity.

Unless extended in accordance with the relevant provisions of this agreement.

This agreement will terminate on the date of expiration.

6.2 Premature termination.

6.3 Termination clause

After the termination of the agreement, the parties shall continue to be effective under the obligation & right of Clause of No.4 and No.7.

7. Liability for breach of contract and compensation.

7.1 Liability for breach of contract.

The parties agree and confirm that any side “Defaulting party” Making breach of any agreement under this agreement or substantial non-performance and delays perform any of the obligations under this agreement means It is a breach of this agreement.

Other non-defaulting parties or any party to the contract shall have the right to require the breaching party to pay the contract within a reasonable period of time or to take the remedial measures. If the defaulting party or notify the defaulting party in writing by the other party and put forward after remedy request within 10 days. Taking remedial measures, then the observant party has the right to claim the defaulting party gives damages compensation.

7.2 Compensation.

Regarding existing shareholders and the domestic capital company due to the execution of this agreement any litigation arising against the independent proprietorship company any damage resulting from a claim or other claim, loss, obligation and expenses incurred full amount of compensation to the independent investment company and protect the independent investment company from any liability, shareholder and the domestic capital company caused by the behavior of any the third party acting as an existing shareholder or domestic capital company for the damage and compensation towards independent investment companies.

8. Applicable law and dispute resolution.

8.1 Applicable law.

Validity, interpretation and performance of this Agreement, and the settlement of disputes under this Agreement shall be governed by China (except Hong Kong SAR, Macao SAR and Hong Kong) is governed by the law of the people’s Republic of China.

8.2 Dispute resolution.

Due to the interpretation and performance of this agreement. Any dispute arising out of this agreement shall be signed through friendly negotiation to solve it. If on one side send a written notice to the other party for settlement through negotiation within 30 days after the dispute. It is still unresolved .Then either party may settle the dispute to submit place of signing this agreement having jurisdiction court to deal with it in accordance with the law.

9. Change of law.

After this Agreement comes into effect If any central or local legislative or executive body and any central or local laws and regulations amendments to the provisions of the regulations and other normative documents Including the current laws, regulations and rules or other normative articles. It has been amended, supplemented or abolished or the current law regulations or other normative documents explain or promulgated the detailed rules of the implementation measures (referred to as amendment) or issue new laws and regulations or other normative documents (referred to as the new provisions) in this case, the following conditions will be adopted.

9.1 If the amendment or new provision is later than the effective date of this agreement effective The relevant laws, regulations, rules or other normative documents of the contract are more beneficial to either party.(And the other side is not seriously or adversely affected.)Relevant institutions apply for the benefit of these amendments or new regulations the parties shall make their best efforts in the near future to facilitate the approval of the application.

9.2 If revised or new regulations the economic benefits of the independent investment company under this agreement seriously affected directly or indirectly In addition, the parties cannot solve the economic interests of the independent investment company in accordance with the provisions of this agreement adverse effect. After the independent investment company notify other parties that all parties shall make all necessary amendments to this agreement through timely consultation to maximize safeguard the economic interests of the independent investment company under this agreement.

10 Force majeure.

10.1 Force majeure is beyond the reasonable control of one party with the reasonable attention of the affected party still inevitable any event which include but are not limited to natural disaster. Extreme weather and climate such as storm above grade 8 level) Accidents (Public health emergency.) Including Due to the epidemic situation and other reasons, home isolation or an executive order issued by the government under the condition War, riot, etc., but Funds. Or insufficient financing shall not be regarded as beyond the reasonable control of one party. The performance of this agreement is delayed or hindered by any force majeure event only if this part is delayed or hindered thing was affected by the force majeure party, without any liability under this agreement to seek exemption from the obligations under this agreement under the influence of force majeure Any obligation to perform under this agreement one party shall release the liability as soon as possible and then inform the other party and let them know the procedure steps.

10.2 The party affected by the event of force majeure shall not bear any responsibility under this agreement But only in the affected areas, it is reasonable and feasible in the near future strive It is the party who seeks exemption from liability under the condition of performance of the agreement Exemption from travel and only the part delayed or hindered travel It is believed that once such a case is found, the reason for exemption has been corrected or remedied the parties agree to use their best efforts to resume the downward trend of this agreement responsibility fulfilment.

11 Other.

11.1 Notice.

Notices under this Agreement shall be sent by hand delivery, fax or registered mail Notice, if sent by registered post, then the date of receipt recorded on the receipt of registered mail It is the date of service If it is delivered by hand or by fax, the date on which it can be sent shall be the date of delivery If it is sent by fax, it should be sent in after sending, the original shall be sent by registered mail or by specially assigned person.

11.2 Further assurance.

The parties agree to promptly sign and execute the provisions and purposes of this agreement, which is reasonably necessary or beneficial to it and fails to perform the provisions and purposes of this agreement. Further action reasonably required or will be beneficial to it.

11.3 Complete contract.

In addition to the written amendments or amendments made after the signing of this agreement this Agreement constitutes the agreement between the parties with respect to the subject matter of this agreement the entire contract reached by the project replace all previous oral or written negotiations on whether the subject matter of this agreement is reached or not state and contracts.

11.4 Title.

The headings of this Agreement are for convenience only and shall not be used to interpret or affected the provision meaning of this agreement.

11.5 Taxation.

All taxes incurred by each party due to the signing and performance of this agreement and the cost shall be borne by each party separately.

11.6 Transfer by agreement.

Except with the prior written consent of the independent proprietorship existing shareholders or domestic companies shall not transfer their rights and obligation under this agreement to any the third party.

11.7 The divisibility of the protocol.

If any provision of this agreement is inconsistent with relevant laws and lead to invalid and cannot be enforced invalid and It shall not affect the legal effect of other provisions of this agreement.

11.8 Abstained.

Either party may abstain from the terms and conditions of this agreement, but it must be made in writing and signed by all parties. In general, the waiver of other party’s breach of contract under certain circumstances shall not be regarded as such party’s breach of contract under other circumstance

11.9 Some modification and supplement.

The parties shall amend and supplement this agreement by written agreement This agreement is duly signed by the parties The Amendment Agreement and supplementary agreement are an integral part of this agreement, with the same legal effect as this agreement.

11.10 ..Agreement text.

This agreement is written in Chinese Signed in 5 originals each party shall hold one copy of this agreement.

Signature page.

In witness whereof, the parties have executed this Agreement as of the date first above written.

Chengdu Jiu Ling Ke Fu Technology Co., Ltd. (Seal.)

Signature
Name	JiuLing Zhang
Job title.	Legal representative

Shareholder:

ChunLing Mao
Signature

HaiBo Bai
Signature

XueFeng Huang
Signature

Sichuan Hengguang Insurance Agency Co., Ltd (Seal)

Signature:
Name:	ChuanLing Mao
Job title.	Legal representative